Exhibit 10.2

Order Form

Registered Co. Name:	FAVO Blockchain Inc	Contact Name:	Vincent Napolitano
Registered Co. Number:	84-2598758	Contact Email:	vnapolitano@favogrp.com
VAT(Moms) Number:		Contact Tel:	+1.516.835.7075
Registered Address:	1461 Franklin Ave, 1st Floor South, Garden City, NY 11530
Billing Address:	1461 Franklin Ave, 1st Floor South, Garden City, NY 11530

This Order Form together with the Terms and Conditions below entered into by Hydro66 Svenska AB and the Customer, comprises the contract for the provision of the Services set out herein. The Charges stated in this Order Form are exclusive of Swedish Energy Tax and Moms (VAT), where applicable. Recurring Charges shall be invoiced monthly in advance commencing on the Ready For Use (RFU) Date except as otherwise specified below. Installation work outside normal working hours may have to be supervised by a technician at the Hydro66 Remote hands rate. Normal working hours are any time between 0800h and 1700h, Monday-Friday excluding Swedish public holidays. Minimum Contract Term: 12 months.

Service Details

Service Description	Installation or one-off Charge SEK	Monthly Recurring Rental Charge SEK	Requested RFU Date
Cryptographic servers and PSUs as described in Appendix 1 Hydro66_FAVO_Equipment Sale Agreement_20190802.pdf to be delivered to Hydro66 site at customer expense. Miners will be unpacked, installed, powered up and configured on to a suitable LAN infrastructure by Hydro66. Indicated Installation price includes managed switch LAN infrastructure, shelves and airflow containment, and WAN gateway device. Mining infrastructure will be connected to a mining pool under Hydro66 management.	0.00		maximum 10 working days from receipt of equipment
Computational Services in Hydrogrand 2 Data Center. Hydro66 will provide a managed hashrate service as described in Clause 3 of the Supply of Services set out below. Hydro66 will provide read access pool visibility which will show payouts, rewards history and performance data. The Service will be charged at 0.98 SEK per kilowatt hour for the first 6 months of service and 0.79 SEK per kilowatt hour thereafter. (Hydro66 make an initial estimate subject to confirmation and dependent on actual working equipment received of power consumption of 400 kW = 292.000 kWh per month. )		286.160 (estimate)
Storage Services. In accordance with clause 3.5 as set out below, Hydro66 will reserve provision of the Service for a period not exceeding 12 months for a fee of SEK 22.5 per kW per month.
Remote Hands	1070 SEK/hr
Remote Hands out of normal office hours	1690 SEK/hr

/s/ vincent napolitano		05/08/2019
Signed		Date

Name	vincent napolitano

Accepted by Hydro66 Svenska AB

Director

Hydro66 commercial contact: sara.grundstrom@hydro66.com

Advance Payment will be due immediately on exchange of signed Order Form. This Order Form will be accepted by Hydro66 when countersigned by a Director of Hydro66 and any deposit monies indicated are received.

Bank Transfer details:

Currency SEK

Name of account: Hydro66 Svenska AB

Iban-number: SE8150000000051238222382

Bic: ESSESESS

Bank Address: SEB, 106 40 Stockholm Sweden

SUPPLY OF SERVICES CONTRACT

BY AND BETWEEN:

Hydro66 Svenska AB, a company incorporated and existing under the laws of Sweden, with registration number 556967-6686 and having its registered office at Hydrogrand 2, 961-43, Boden, Sweden (“Hydro66”);

AND

The company listed on the Order Form (the “Customer”).

WHEREAS

Following discussions between the parties the Customer wishes to purchase computational services from Hydro66.

NOW the parties hereby agree as follows:

This Contract is made up of the following:

(a) The Order Form.

(b) The Conditions as defined below

If there is any conflict or ambiguity between the terms of the documents listed in paragraph 1, a term contained in a document higher in the list shall have priority over one contained in a document lower in the list.

AGREED TERMS

1. INTERPRETATION

1.1 Definitions:

Business Day: a day other than a Saturday, Sunday or public holiday in England, when banks in London are open for business.

Charges: the charges payable by the Customer for the supply of the Services by the Supplier, as set out in the Order Form.

Conditions: these terms and conditions set out in Clause 1 (Interpretation) to Clause 8 (General) (inclusive).

Contract: the contract between the Customer and the Supplier for the supply of the Services in accordance with the Order Form and these Conditions.

“Order Form” means an order form in the format provided by the Supplier pursuant to which the Customer may request Services;

Services: the computational services to be provided by the Supplier pursuant to the Contract.

Services Start Date: the day on which the Supplier is to start provision of the Services, as notified by the Supplier.

1.2 Interpretation:

(a) Any words following the terms including, include, in particular, for example or any similar expression shall be construed as illustrative and shall not limit the sense of the words, description, definition, phrase or term preceding those terms.

UK: 15 Percy St, London W1T 1DS | SE: Hydrogränd 2, 961 43 Boden | hydro66.com

(b) A reference to writing or written includes email.

2. COMMENCEMENT AND TERM

The Contract shall commence on the date when it has been signed by both parties and shall continue, unless terminated earlier in accordance with its terms, until the value of the computational rewards generated by the Services falls below SEK 0.60 per KW per hour.

3. SUPPLY OF SERVICES

3.1.1 The Supplier shall supply the Services to the Customer from the Services Start Date in accordance with the Contract.

3.2 The Supplier will arrange for the deposit of calculation rewards generated by the Services to a wallet in which the private keys are held by the Supplier. The Customer may obtain a public key to the wallet so that it can verify on a public blockchain explorer how much has been earned.

3.3 The Supplier will not be under any obligation to maintain a minimum volume of Services in the event any of the equipment used to provide the Service is or becomes defective or its performance deteriorates.

3.4 Any repairs to the equipment used to provide the Services other than reboots will be charged at Remote Hands cost as set out on the Order Form.

3.5 If the Services cease to be provided because the value of the computational rewards generated by the Services falls below the amount set out in Clause 2, the Customer may pay a fee (as set out on the Order Form) to reserve provision of the Services for a future date.

4. CUSTOMER’S OBLIGATIONS

4.1 The Customer shall co-operate with the Supplier in all matters relating to the Services.

4.2 If the Supplier’s performance of its obligations under the Contract is prevented or delayed by any act or omission of the Customer, its agents, subcontractors, consultants or employees, the Supplier shall:

(a) not be liable for any costs, charges or losses sustained or incurred by the Customer that arise directly or indirectly from such prevention or delay;

(b) be entitled to payment of the Charges despite any such prevention or delay; and

(c) be entitled to recover any additional costs, charges or losses the Supplier sustains or incurs that arise directly or indirectly from such prevention or delay.

5. CHARGES AND PAYMENT

5.1 In consideration for the provision of the Services, the Customer shall pay the Supplier the Charges in accordance with this Clause 5. Amounts due will be satisfied by the sale of calculation rewards generated by the Services and any additional rewards will be transferred to the Customer after the deduction of any network fees following the submission of an invoice from the Customer.

5.2 The Charges are exclusive of all applicable taxes (including but not limited to value-added, sales, use and excise taxes), customs duties, and regulatory and other fees or surcharges relating to the provision of the Services (but for the avoidance of doubt exclusive of taxes on the net income or net worth of the Supplier), and any related interest and penalties for the Services (together Taxes). The Supplier may invoice such Taxes in addition to the Charges, and the Customer shall pay all such Taxes including those paid or payable by the Supplier, except those Taxes that under applicable law are not permitted to be passed on by the Supplier to the Customer, or those for which a valid exemption certificate is provided by the Customer to the Supplier prior to the delivery of any Services.

UK: 15 Percy St, London W1T 1DS | SE: Hydrogränd 2, 961 43 Boden | hydro66.com

5.3 If the Customer fails to make any payment due to the Supplier under the Contract by the due date for payment, then, without limiting the Supplier’s remedies under Clause 7 (Termination):

(a) the Supplier shall be entitled but not obliged to charge the Customer penal interest pursuant to the Swedish Interest Ac (sv. Räntelag 1975:635) on the overdue amount from the due date up to the date of actual payment; and

(b) the Supplier may suspend all Services until payment has been made in full.

5.4 All amounts due under the Contract from the Customer to the Supplier shall be paid by in full without any set-off, counterclaim, deduction or withholding (other than any deduction or withholding of tax as required by law).

6. LIMITATION OF LIABILITY

6.1 The restrictions on liability in this Clause 6 apply to every liability arising under or in connection with the Contract including but not limited to liability in contract, tort (including negligence), misrepresentation, restitution or otherwise.

6.2 Nothing in the Contract limits any liability which cannot legally be limited, including liability for:

(a) death or personal injury caused by negligence; and

(b) fraud or fraudulent misrepresentation.

6.3 Subject to Clause 6.2, the Supplier’s total liability to the Customer shall not exceed SEK100,000.

6.4 Subject to Clause 6.2, the following types of loss are wholly excluded:

(i) loss of profits;

(ii) loss of sales or business;

(iii) loss of agreements or contracts;

(iv) loss of anticipated savings;

(v) loss of use or corruption of software, data or information;

(vi) loss of or damage to goodwill; and

(vii) indirect or consequential loss.

6.5 Unless the Customer notifies the Supplier that it intends to make a claim in respect of an event within the notice period, the Supplier shall have no liability for that event. The notice period for an event shall start on the day on which the Customer became, or ought reasonably to have become, aware of the event having occurred and shall expire 3 months from that date. The notice must be in writing and must identify the event and the grounds for the claim in reasonable detail.

UK: 15 Percy St, London W1T 1DS | SE: Hydrogränd 2, 961 43 Boden | hydro66.com

7. TERMINATION

7.1 Without affecting any other right or remedy available to it, either party to the Contract may terminate it with immediate effect by giving written notice to the other party if:

(a) the other party commits a material breach of any term of the Contract which breach is irremediable or (if such breach is remediable) fails to remedy that breach within a period of 30 days after being notified in writing to do so;

(b) the other party takes any step or action in connection with its entering administration, provisional liquidation or any composition or arrangement with its creditors (other than in relation to a solvent restructuring), being wound up (whether voluntarily or by order of the court, unless for the purpose of a solvent restructuring), having a receiver appointed to any of its assets or ceasing to carry on business or, if the step or action is taken in another jurisdiction, in connection with any analogous procedure in the relevant jurisdiction;

(c) the other party suspends, or threatens to suspend, or ceases or threatens to cease to carry on all or a substantial part of its business; or

(d) the other party’s financial position deteriorates to such an extent that in the terminating party’s opinion the other party’s capability to adequately fulfil its obligations under the Contract has been placed in jeopardy.

7.2 Without affecting any other right or remedy available to it, the Supplier may terminate the Contract with immediate effect by giving written notice to the Customer if the Customer fails to pay any amount due under the Contract on the due date for payment.

7.3 On termination of the Contract for whatever reason:

(a) the Customer shall immediately pay to the Supplier all of the Supplier’s outstanding unpaid invoices and interest and, in respect of Services supplied but for which no invoice has been submitted, the Supplier may submit an invoice, which shall be payable immediately on receipt;

(b) any provision of the Contract that expressly or by implication is intended to come into or continue in force on or after termination of the Contract shall remain in full force and effect; and

(c) termination of the Contract shall not affect any of the rights, remedies, obligations or liabilities of the parties that have accrued up to the date of termination, including the right to claim damages in respect of any breach of the Contract which existed at or before the date of termination.

8. GENERAL

8.1 Force majeure. Neither party shall be in breach of the Contract nor liable for delay in performing, or failure to perform, any of its obligations under the Contract if such delay or failure result from events, circumstances or causes beyond its reasonable control.

UK: 15 Percy St, London W1T 1DS | SE: Hydrogränd 2, 961 43 Boden | hydro66.com

8.2 Assignment and other dealings.

Neither party may assign, transfer, charge, subcontract, declare a trust over or deal in any other manner with any or all of its rights and obligations under the Contract without the other party’s prior written consent.

8.3 Confidentiality.

(a) Each party undertakes that it shall at any time during the Contract, and for a period of five years after termination of the Contract, disclose to any person any confidential information concerning the business, affairs, customers, clients or suppliers of the other party or of any member of the group to which the other party belongs, except as permitted by this Clause 8.3.

(b) Each party may disclose the other party’s confidential information:

(i) to its employees, officers, representatives, subcontractors or advisers who need to know such information for the purposes of carrying out the party’s obligations under the Contract. Each party shall ensure that its employees, officers, representatives, subcontractors or advisers to whom it discloses the other party’s confidential information comply with this Clause 8.3; and

(ii) as may be required by law, a court of competent jurisdiction or any governmental or regulatory authority.

(c) Neither party shall use any other party’s confidential information for any purpose other than to perform its obligations under the Contract.

8.4 Entire agreement.

(a) The Contract constitutes the entire agreement between the parties and supersedes and extinguishes all previous agreements, promises, assurances, warranties, representations and understandings between them, whether written or oral, relating to its subject matter.

(b) Each party acknowledges that in entering into the Contract it does not rely on and shall have no remedies in respect of any statement, representation, assurance or warranty (whether made innocently or negligently) that is not set out in the Contract.

8.5 Variation. No variation of the Contract shall be effective unless it is in writing and signed by the parties (or their authorised representatives).

8.6 Waiver.

(a) A waiver of any right or remedy under the Contract or by law is only effective if given in writing and shall not be deemed a waiver of any subsequent right or remedy.

(b) A failure or delay by a party to exercise any right or remedy provided under the Contract or by law shall not constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under the Contract or by law shall prevent or restrict the further exercise of that or any other right or remedy.

8.7 Severance. If any provision or part-provision of the Contract is or becomes invalid, illegal or unenforceable, it shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not possible, the relevant provision or part-provision shall be deemed deleted. Any modification to or deletion of a provision or part-provision under this Clause 8.7 shall not affect the validity and enforceability of the rest of the Contract.

UK: 15 Percy St, London W1T 1DS | SE: Hydrogränd 2, 961 43 Boden | hydro66.com

8.8 Notices.

(a) Any notice or other communication given to a party under or in connection with the Contract shall be in writing and shall be:

(i) delivered by hand or by pre-paid first-class post or other next working day delivery service at its registered office (if a company) or its principal place of business (in any other case); or

(ii) sent by email to the address specified in the Order Form.

(b) Any notice or communication shall be deemed to have been received:

(i) if delivered by hand, on signature of a delivery receipt or at the time the notice is left at the proper address; and

(ii) if sent by pre-paid first-class post or other next working day delivery service, at 9.00 am on the second Business Day after posting or at the time recorded by the delivery service; and

(iii) if sent by email, at the time of transmission, or, if this time falls outside business hours in the place of receipt, when business hours resume. In this Clause 8.8(b)(iii), business hours means 9.00am to 5.00pm Monday to Friday on a day that is not a public holiday in the place of receipt.

(c) This Clause 8.8 does not apply to the service of any proceedings or other documents in any legal action or, where applicable, any arbitration or other method of dispute resolution.

8.9 Governing law. The Contract, and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation, shall be governed by, and construed in accordance with the law of Sweden.

8.10 Jurisdiction. Each party irrevocably agrees that the courts of Sweden shall have exclusive jurisdiction to settle any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with the Contract or its subject matter or formation.

UK: 15 Percy St, London W1T 1DS | SE: Hydrogränd 2, 961 43 Boden | hydro66.com

Audit Trail

TITLE	FAVO Order Form - Hydro66

FILE NAME	SO0094_FAVO_20190802.pdf

DOCUMENT ID	8257a311cd8eb88351a580f70d5ceab961a833e9

STATUS	● Completed

Document History

05/08/2019 19:43:19 UTC	Sent for signature to Vincent Napolitano (vincenapolitano@yahoo.com) and Anne Graf (anne.graf@hydro66.com) from paul.morrison@hydro66.com IP: 86.164.43.238

05/08/2019 20:21:01 UTC	Viewed by Vincent Napolitano (vincenapolitano@yahoo.com) IP: 24.47.241.19

05/08/2019 20:21:29 UTC	Signed by Vincent Napolitano (vincenapolitano@yahoo.com) IP: 24.47.241.19

05/08/2019 21:00:54 UTC	Viewed by Anne Graf (anne.graf@hydro66.com) IP: 80.170.86.109

05/08/2019 21:01:36 UTC	Signed by Anne Graf (anne.graf@hydro66.com) IP: 80.170.86.109

05/08/2019 21:01:36 UTC	The document has been completed.